Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-279345 on Form S-3 and Registration Statement Nos. 333-150988, 333-196041, 333-211351, 333-218058, 333-224981, and 333-231578 on Form S-8 of our reports dated March 13, 2025, relating to the financial statements of Atlanticus Holdings Corporation and the effectiveness of Atlanticus Holdings Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 13, 2025